Exhibit 3.2

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS
OF THE
10% SERIES C NON-CUMULATIVE NON-VOTING PERPETUAL
PREFERRED STOCK
($1,000 LIQUIDATION PREFERENCE PER SHARE)

OF

MORGAN STANLEY

     Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

     MORGAN STANLEY, a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY that, pursuant to resolutions of the Preferred Stock Financing Committee of the Board of Directors of the Corporation adopted on October 12, 2008, the creation of 10% Series C Non-Cumulative Non-Voting Perpetual Preferred Stock, par value $0.01 per share, liquidation preference $1,000 per share (“Series C”), of the Corporation was authorized and the designation, preferences, privileges, voting rights, and other special rights and qualifications, limitations and restrictions of the Series C, in addition to those set forth in the Certificate of Incorporation and Bylaws of the Corporation, are fixed as follows:

     1.   Designation. The distinctive serial designation of such series of preferred stock is “10% Series C Non-Cumulative Non-Voting Perpetual Preferred Stock.” Each share of Series C shall be identical in all respects to every other share of Series C, except as to the respective dates from which dividends thereon shall accrue, to the extent such dates may differ as permitted pursuant to Section 3 below.

     2.   Number of Shares. The authorized number of shares of Series C shall be 1,160,791. Shares of Series C that are purchased, redeemed or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock provided that this Section 2 shall not apply to any purchase or other acquisition of shares of Series C by any Subsidiary of the Corporation.

     3.   Dividends.

     (a)   Rate. Holders of shares of Series C shall be entitled to receive, only when, as and if declared by the Board of Directors or a duly authorized committee thereof out of funds of the Corporation legally available for payment, non-cumulative cash dividends on the liquidation preference of $1,000 per share at a rate per annum equal to 10%. Declared dividends on the Series C shall be payable from and including the date of initial issuance (in the case of the initial Dividend Period) or the immediately preceding Dividend Payment Date (in the case of Dividend Periods other than the initial Dividend Period), and shall be payable quarterly, in arrears, on each January 15, April 15, July 15 and October 15, commencing on January 15, 2009 (each such date a “Dividend Payment Date”). If any date on which dividends would otherwise be payable shall not be a Business Day (as defined below), then the date of payment of dividends need not be made on such date, but such payment of dividends may be made on the next succeeding day that is a Business Day with the same force and effect as if made on the Dividend Payment Date, and no additional dividends shall be payable nor shall interest accrue on the amount payable from and after such Dividend Payment Date to the next succeeding Business Day. “Business Day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

     Dividends on the Series C shall not be cumulative; Holders of Series C shall not be entitled to receive any dividends not declared by the Board of Directors or a duly authorized committee thereof and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared. Accordingly, if the Board of Directors (or a duly authorized committee thereof) does not declare a dividend on the Series C payable in respect of any Dividend Period before the related Dividend Payment Date, such dividend will not accrue and the Corporation will have no obligation to pay a dividend for that Dividend Period on that Dividend Payment Date or at any future time, whether or not dividends on the Series C are declared for any future Dividend Period. Declared and unpaid dividends shall not bear interest.

     Dividends that are payable on the Series C on any Dividend Payment Date will be payable to holders of record of Series C as they appear on the stock register of the Corporation on the applicable Dividend Record Date, which shall be the 15th calendar day before such Dividend Payment Date or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

     The term “Dividend Period” means the period from and including each Dividend Payment Date to but excluding the next succeeding Dividend Payment Date or any earlier redemption date (other than the initial Dividend Period, which shall commence on and include the date of initial issuance of the Series C and shall end on but exclude the next Dividend Payment Date). Dividends payable on the Series C shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

     (b)   Priority of Dividends. The Series C will rank (i) senior to the Common Stock (as defined below) and any class or series of the Corporation’s capital stock expressly stated to be junior to the Series C, (ii) junior to any class or series of the Corporation’s capital stock expressly stated to be senior to the Series C (issued with the requisite consent of the Holders of the Series C, if required) and (iii) at least equally with each other class or series of Preferred Stock (as defined below) that the Corporation may issue with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation. So long as any share of Series C remains outstanding, no dividend or distribution shall be paid or declared on Junior Stock, and no Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, during a Dividend Period, unless the full dividend for the latest completed Dividend Period on all outstanding shares of Series C has been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside). The foregoing limitation shall not apply to (i) repurchases, redemptions or other acquisitions of shares of Junior Stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (2) a dividend reinvestment or stockholder stock purchase plan; (ii) an exchange, redemption, reclassification or conversion of any class or series of Junior Stock, or any junior stock of a Subsidiary of the Corporation, for any class or series of Junior Stock; (iii) the purchase of fractional interests in shares of Junior Stock under the conversion or exchange provisions of Junior Stock or the security being converted or exchanged; (iv) any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan; or (v) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock. In addition, the foregoing limitation shall not restrict the ability of Morgan Stanley & Co. Incorporated, or any other affiliate of the Corporation, to engage in any market-making transactions in Junior Stock in the ordinary course of business.

     When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a related Dividend Period) in full upon the Series C and any shares of Parity Stock, all dividends declared on the Series C and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the related Dividend Period) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series C and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the related Dividend Period) bear to each other.

     Subject to the foregoing, dividends (payable in cash, securities or other property) may be determined by the Board of Directors or a duly authorized committee of the Board of Directors and may be declared and paid on the Common Stock and any other stock ranking, as to dividends, equally with or junior to the Series C, from time to time out of any funds legally available for such payment, and the Series C shall not be entitled to participate in any such dividends.

     4.   Liquidation Rights.

     (a)   Voluntary or Involuntary Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, Holders of Series C shall be entitled to receive out of the assets of the Corporation or proceeds thereof available for distribution to stockholders of the Corporation, after satisfaction of all liabilities, if any, to creditors of the Corporation and subject to the rights of holders of any shares of capital stock of the Corporation then outstanding ranking senior to or pari passu with the Series C in respect of distributions upon liquidation, dissolution or winding up of the Corporation, and before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other classes or series of capital stock of the Corporation ranking junior to the Series C as to such distribution, a liquidating distribution in an amount equal to $1,000 per share, together with an amount equal to all dividends, if any, that have been declared but not paid prior to the date of payment of such distribution (but without any accumulation in respect of dividends that have not been declared prior to such payment date). Holders of the Series C will not be entitled to any other amounts from the Corporation after they have received their full liquidation preference.

     (b)   Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preference (as defined below) in full to all Holders of Series C and all holders of any stock of the Corporation ranking equally with the Series C as to such distribution, the amounts paid to the Holders of Series C and to the holders of all such other stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preference of the Holders of Series C and the holders of all such other stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock other than Series C and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). Holders of the Series C will not be entitled to any other amounts from the Corporation after they have received the full amounts provided for in this Section 4 and will have no right or claim to any of the Corporation’s remaining assets.

     (c)   Residual Distributions. If the Liquidation Preference on the Series C and any other shares of the Corporation’s stock ranking equally as to such liquidation distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

     (d)   Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with or into any other corporation or other entity, including a merger or consolidation in which the Holders of Series C receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

     5.   Voting Rights.

     (a)   General. The Holders of Series C shall not have any voting rights except as set forth below and as determined by the Board of Directors or an authorized committee thereof or as otherwise from time to time required by law.

     (b)   Right to Elect Two Directors Upon Nonpayment Events. If and whenever dividends on any shares of the Series C, or any other Voting Preferred Stock, shall have not been declared and paid for the equivalent of six or more Dividend Periods, whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders of such shares, voting together as a class with holders of any and all other series of Voting Preferred Stock then outstanding, will be entitled to vote for the election of a total of two additional members of the Board of Directors (the “Preferred Stock Directors”); provided that the election of any such directors shall not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors; and provided further that the Board of Directors shall at no time include more than two Preferred Stock Directors. In that event, the number of directors on the Board of Directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Series C or of any other series of Voting Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment shall be made by written notice, signed by the requisite holders of Series C or other Voting Preferred Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 10 below, or as may otherwise be required by law. The voting rights will continue until dividends on the shares of the Series C and any such series of Voting Preferred Stock shall have been fully paid (or declared and a sum sufficient for the payment of such dividends shall have been set aside for such payment) for at least four regular dividend periods following the Nonpayment.

     If and when dividends for at least four regular dividend periods following a Nonpayment have been fully paid (or declared and a sum sufficient for such payment shall have been set aside) on the Series C and any other class or series of Voting Preferred Stock, the holders of the Series C and all other holders of Voting Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment), the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the Board of Directors shall automatically decrease by two. In determining whether dividends have been paid for at least four regular dividend periods following a Nonpayment, the Corporation may take account of any dividend it elects to pay for any dividend period after the regular dividend date for that period has passed.

     Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series C together with all series of Voting Preferred Stock then outstanding (voting together as a single class) to the extent such holders have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series C and all Voting Preferred Stock when they have the voting rights described above (voting together as a single class); provided that the filling of each vacancy shall not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors. Any such vote to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting called at the request of the holders of record of at least 20% of the Series C or of any other series of Voting Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

     The term “Voting Preferred Stock” means any other class or series of Preferred Stock of the Corporation ranking equally with the Series C as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation and upon which like voting rights have been conferred and are exercisable. Voting Preferred Stock includes the Corporation’s Floating Rate Non-Cumulative Preferred Stock, Series A (the “Series A”) and the Series B Non-Cumulative Non-Voting Perpetual Convertible Preferred Stock (the “Series B”), in each case, if outstanding, and any class or series of Preferred Stock, whether or not cumulative, that the Corporation may issue in the future, to the extent their like voting rights are exercisable at such time. Whether a plurality, majority or other portion of the shares of Series C and any other Voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the relative liquidation preferences of the shares voted.

     (c)   Other Voting Rights. So long as any shares of Series C are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least two-thirds of the shares of Series C and any Voting Preferred Stock at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

     (i)   Authorization of Senior Stock. Any amendment or alteration of the provisions of the Certificate of Incorporation or this Certificate of Designations to authorize or create, or increase the authorized amount of, any shares of any class or series of stock of the Corporation ranking senior to the Series C with respect to the payment of dividends or the distribution of assets upon any liquidation, dissolution or winding up of the Corporation;

     (ii)   Amendment of Series C. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or this Certificate of Designations, whether by merger, consolidation or otherwise, so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series C, taken as a whole; or

     (iii)   Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series C, or of a merger or consolidation of the Corporation with another entity, unless in each case (x) the shares of Series C remain outstanding or are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding as securities of the Corporation or such other entity as permitted by clause (x) or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series C, taken as a whole;

provided, however, that for all purposes of this Section 5(c), the creation and issuance, or an increase in the authorized or issued amount, of any other class or series of Preferred Stock ranking equally with the Series C with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers of, and shall not require the affirmative vote or consent of, the holders of outstanding shares of Series C. For purposes of clarification, no Holder of Series C shall have any voting rights with respect to any binding share exchange, reclassification, merger or consolidation which complies with the provisions of clause (iii)(x) and (y) hereof.

     If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 5(c) for which a vote is otherwise required would adversely affect one or more but not all other series of Voting Preferred Stock (including the Series C for this purpose), then only such series of Preferred Stock as are adversely affected by and otherwise entitled to vote on the matter shall vote on the matter together as a class in lieu of all other series of Preferred Stock. If all series of a class of Preferred Stock that are otherwise entitled to vote on the matter are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, there shall be required a two-thirds approval of the class and a two-thirds approval of each series that will have a diminished status and that is otherwise entitled to vote thereon.

     (d)   Changes for Clarification. Without the consent of the holders of the Series C, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series C, the Corporation may amend, alter, supplement or repeal any terms of the Series C:

     (i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent; or

     (ii) to make any provision with respect to matters or questions arising with respect to the Series C that is not inconsistent with the provisions of this Certificate of Designations.

     (e)   Changes after Provision for Redemption. No vote or consent of the holders of Series C shall be required pursuant to this Section 5 or otherwise if, at or prior to the time when the act with respect to which any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series C shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 6.

     (f)   Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series C (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws, applicable law and any national securities exchange or other trading facility on which the Series C is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series C and any Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series C are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.

     6.   Redemption.

     (a)   Optional Redemption. The Series C may not be redeemed by the Corporation prior to October 15, 2011. On or after October 15, 2011, subject to obtaining any then required regulatory approval, the Corporation, at its option, may redeem, in whole at any time or in part from time to time, the shares of Series C at the time outstanding, upon notice given as provided in Section 6(c) below, at a redemption price equal to $1,100 per share, together (except as otherwise provided herein below), for the purposes of the redemption price only, with an amount equal to dividends accumulated but unpaid for the then current Dividend Period at the rate set forth in Section 3 to, but excluding, the date fixed for redemption (regardless of whether any dividends are actually declared for that Dividend Period). The redemption price for any shares of Series C shall be payable on the redemption date to the Holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any accrued and unpaid dividend for the then current Dividend Period payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the Holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the Holder of record of the redeemed shares of Series C on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

     (b)   No Sinking Fund. The Series C will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series C will have no right to require the redemption or repurchase of any shares of Series C.

     (c)   Notice of Redemption. Notice of every redemption of shares of Series C shall be given by first class mail, postage prepaid, addressed to the Holders of record of the shares of Series C to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series C designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C. Notwithstanding the foregoing, if depositary shares representing interests in the Series C are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the Holders of Series C at such time and in any manner permitted by such facility. Each such notice given to a Holder shall state: (1) the redemption date; (2) the number of shares of Series C to be redeemed and, if less than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

     (d)   Partial Redemption. In case of any redemption of only part of the shares of Series C at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Corporation may determine to be fair and equitable. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series C shall be redeemed from time to time. If fewer than all the shares of Series C represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

     (e)   Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of any shares of Series C so called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares of Series C so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the Holders of the shares of Series C so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

     (f)   Regulatory. Redemption of the Series C by the Corporation is subject to its receipt of any required prior approvals from the Federal Reserve. The Corporation hereby confirms that it is the Corporation’s intention that, at the time of any redemption of the Series C, the Corporation will repay the liquidation preference of any shares of Series C redeemed in accordance with this Section 6 only out of the net proceeds received by the Corporation or its Subsidiaries from the issuance or sale of securities which will qualify as non-restricted core capital (as such term is defined in 12 C.F.R. 225 (Appendix A)) at the time of such issuance or sale.

     7.   Rank. Any stock of any class or classes or series of the Corporation shall be deemed to rank:

     (a)   prior to shares of the Series C, either as to dividends or upon liquidation, dissolution or winding up, or both, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the Holders of shares of the Series C;

     (b)   on a parity with shares of the Series C, either as to dividends or upon liquidation, dissolution or winding up, or both, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Series C, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributed upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the Holders of shares of Series C (the term “Parity Preferred Stock” being used to refer to any stock on a parity with the shares of Series C, either as to dividends or upon liquidation, dissolution or winding up, or both, as the content may require); and

     (c)   junior to shares of the Series C, either as to dividends or upon liquidation, dissolution or winding up, or both, if such class or classes or series shall be common stock or if the Holders of the Series C shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of stock of such class or classes or series.

     The Series C shall rank, as to dividends and upon liquidation, dissolution or winding up, on a parity with the Series A, the Series B and any Parity Preferred Stock issued hereafter.

     8.   Additional Definitions. As used herein with respect to Series C: “Common Stock” means the common stock, $0.01 par value, of the Corporation.

     “Holder” means the Person in whose name the shares of Series C are registered, which may be treated by the Corporation, Transfer Agent, Registrar and dividend disbursing agent as the absolute owner of the shares of Series C for the purpose of disbursing dividends and for all other purposes.

     “Junior Stock” means any class or series of capital stock of the Corporation that ranks junior to Series C as to the payment of dividends and rights in dissolution, liquidation and winding up of the Corporation. Junior Stock includes the Common Stock.

     “Parity Stock” means any other class or series of stock of the Corporation that ranks equally with the Series C in the payment of dividends and rights in dissolution, liquidation and winding up of the Corporation.

     “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

     “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series C.

     “Registrar” shall mean BNY Mellon Shareowner Services, acting in its capacity as registrar for the Series C, and its successors and assigns or any other registrar appointed by the Corporation.

     “Subsidiary” means with respect to any Person, any other Person more than fifty percent (50%) of the shares of the voting stock or other voting interests of which are owned or controlled, or the ability to select or elect more than fifty percent (50%) of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries.

     “Transfer Agent” shall mean BNY Mellon Shareowner Services, acting in its capacity as transfer agent for the Series C, and its respective successors and assigns or any other transfer agent appointed by the Corporation.

     9.   Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series C may deem and treat the record holder of any share of Series C as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

     10.  Notices. All notices or communications in respect of Series C shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law.

     11.  Preemptive or Subscription Rights. Except as expressly provided in any agreement between a Holder and the Corporation, no share of Series C shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

     12.  Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell shares of Series C from time to time to such extent, in such manner, and upon such terms as the Board or any duly authorized committee of the Board may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

     13.   Other Rights. The shares of Series C shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Corporation or as provided by applicable law. Holders of Series C shall have no right to exchange or convert such shares into any other security.

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     IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his hand this 13th day of October, 2008.

MORGAN STANLEY

By: /s/ Walid A. Chammah
Name:	Walid A. Chammah
Title:	Co-President